Exhibit 99.1

N2OFF Stockholders Approve Merger with Drug Discovery Company Targeting Resistant Cancers Including Pancreatic and Non-Small Cell Lung Cancer

Neve Yarak, Israel, September 25, 2025 (GLOBE NEWSWIRE) – N2OFF, Inc. (NASDAQ: NITO) (“N2OFF” and the “Company”), a cleantech company investing in solar energy assets based on the RTB (Ready to Build) business model, announced today that a special meeting of stockholders held on September 25, 2025, its stockholders voted on and approved, among others, the proposed acquisition of MitoCareX Bio Ltd. (“MitoCareX”), a biotech company focused on drug discovery targeting cancer therapeutics, with a range of other potential diseases and disorders, through targeting the mitochondrial SLC25 protein family.

MitoCareX is focusing on the development of novel therapies for hard-to-treat cancers by targeting proteins belonging to the mitochondrial SLC25 protein family. MitoCareX’s drug discovery activities rely on the ability to reliably generate 3D comparative modeling for its proteins of interest, which further allows the potential identification of anti-cancer small molecule therapeutics. Furthermore, by leveraging its advanced in-vitro screening systems related to mitochondria, MitoCareX corroborates the anti-cancer biological activity of small molecules discovered through its computational platform. According to Coherent Market Insights report, the global Cancer Therapeutics and Biotherapeutics market was estimated to be valued at $194.1B in 2024 and is expected to reach $344.1B by 2031.

On February 25, 2025, N2OFF entered into a securities purchase and exchange agreement to acquire full ownership of MitoCareX from SciSparc Ltd (NASDAQ:SPRC), Dr. Alon Silberman, and Prof. Ciro Leonardo Pierri (the “Sellers”). Under the agreement, N2OFF will purchase 6,622 shares from SciSparc for $700,000 and exchange additional shares with all Sellers for common stock totalling 40% of the Company’s fully diluted capital stock. The Sellers will collectively be entitled to 30% of N2OFF’s financing proceeds (capped at $1.6 million) for five years. Upon closing, MitoCareX will become a wholly owned subsidiary of N2OFF, with its board reconstituted with N2OFF appointees.

In addition, under the terms of the agreement, the Sellers will be entitled to milestone-based issuances of up to 25% of common stock of N2OFF, calculated on a fully diluted basis.

This agreement also contemplates a commitment by the Company to financially support MitoCareX’s operations during the first two years following the closing, including an initial cash investment of $1,000,000.

Approval by the stockholders of N2OFF represented one of the closing conditions in the agreement. N2OFF and the Sellers are aiming to close the transaction within the first half of October 2025, subject to the satisfaction of the remaining closing conditions.

Mr. Amitay Weiss, Chairman of the Board of Directors of N2OFF, also serves as the Chairman of the Board of Directors of SciSparc. Additionally, Ms. Liat Sidi, a member of N2OFF’s Board of Directors, also serves as a member of the Board of Directors of SciSparc.

About N2OFF Inc:

N2OFF is a cleantech company mainly engaged in EU based solar assets using the RTB (Ready to Build ) business model. N2OFF is currently the lead investor in four solar projects in three different EU countries, all of which were introduced by Solterra Renewable Energy Ltd., a wholly owned subsidiary of Solterra Energy Ltd.

N2OFF also controls approximately 98% of Save Foods Ltd., an Israeli company focused on post-harvest treatments for fruits and vegetables, aiming to control and prevent pathogen contamination. For more information on Save Foods Ltd. visit our website: www.n2off.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties including the successful implementation of potential synergies between N2OFF and MitoCareX, operational and business opportunities available to N2OFF following the acquisition of MitoCareX, the potential benefits MitoCareX can present to N2OFF if and when the transaction closes, the success of our collaboration with Solterra Energy Ltd., entry into future projects, our ability to successfully enter the solar PV sector, the profitability of such industry, and the potential added value of the increased capacity. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in N2OFF’s Annual Report on Form 10-K filed with the SEC on March 31, 2025, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contact:

Michal Efraty

michal@efraty.com